Use these links to rapidly review the document
TABLE OF CONTENTS

                            Filed Pursuant to Rule No. 424(b)(2)
                            Registration No.: 333-113586

PROSPECTUS SUPPLEMENT (To Prospectus dated March 30, 2004)

$30,000,000

Entergy New Orleans, Inc.

First Mortgage Bonds,
4.98% Series due July 1, 2010

        We are offering $30 million of our First Mortgage Bonds, 4.98% Series due July 1, 2010. We will pay interest on the bonds on January 1 and July 1 of each year. The first interest payment on the bonds will be made on January 1, 2006. The bonds will be issued in denominations of $1,000 and integral multiples thereof.

        The bonds will be redeemable at our option, in whole or in part, (i) at any time prior to July 1, 2006, at the make-whole redemption price described in this prospectus supplement, and (ii) at any time on or after July 1, 2006, prior to maturity of the bonds, at a redemption price equal to 101% of the principal amount of the bonds being redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date. Purchasers also have the right to tender their bonds for redemption by us, in whole or in part, under the circumstances and at the redemption prices described in this prospectus supplement.

        As described in the accompanying prospectus, the bonds are a series of first mortgage bonds issued under our mortgage, which has the benefit of a first mortgage lien on substantially all of our property.

        Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Entergy New Orleans (before expenses)
Per bond	99.976%	0.600%	99.376%
Total	$29,992,800	$180,000	$29,812,800

        The price to public will also include any interest that has accrued on the bonds since their issue date if delivered after that date.

        The underwriters expect to deliver the bonds to purchasers through The Depository Trust Company on or about June 22, 2005.

LEHMAN BROTHERS
DOLEY SECURITIES, LLC	HVB CAPITAL MARKETS, INC.

June 15, 2005

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any dates other than as of the dates of these documents or the date these documents were filed with the SEC. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not making an offer of the bonds in any state where the offer is not permitted.

RECENT DEVELOPMENTS

System Agreement Litigation

        On June 1, 2005, the FERC issued a decision in the System Agreement case. Entergy Arkansas, Inc. ("EAI"), Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and us, the "domestic utility companies," historically have engaged in the coordinated planning, construction, and operation of generating and bulk transmission facilities under the terms of an agreement called the System Agreement that has been approved by the FERC. Litigation involving the System Agreement is being pursued by the Louisiana Public Service Commission at both the FERC and before itself. Details of these proceedings are described in our Annual Report on Form 10-K for the year ended December 31, 2004.

        The FERC decision concluded, among other things, that:

  •
  The System Agreement no longer roughly equalizes production costs among the domestic utility companies;

  •
  In order to reach rough production cost equalization, the FERC will impose a bandwidth remedy allowing for a maximum spread of 22 percent (expressed by the FERC as +/- 11%) between the total annual production costs of the highest cost and lowest cost domestic utility companies;

  •
  When calculating the production costs for this purpose, output from the Vidalia Hydroelectric Power Plant will not reflect the actual Vidalia price for that year but will be priced at that year's average MSS-3 price, reducing the amount of Vidalia costs reflected in the comparison of the domestic utility companies' total production costs; and

  •
  The remedy ordered by FERC calls for no refunds and would be effective based on the calendar year 2006 production costs with the first potential reallocation payments, if required, expected to be made in 2007.

        Although the domestic utility companies have not completed an analysis of the effect of the FERC decision on future production costs, management expects that the decision has the potential, depending principally on the cost of natural gas, to result in a material increase in costs allocated to EAI and a material decrease in costs allocated to us and the other domestic utility companies. However, management expects that these potential allocations will be less than the potential allocations that would have occurred under the initial decision by the FERC administrative law judge as described in our Annual Report on Form 10-K for the year ended December 31, 2004.

        Management believes that any changes in the allocation of production costs resulting from the FERC decision and related retail proceedings should result in similar rate changes for retail customers. Although the outcome and timing of the FERC and other proceedings cannot be predicted at this time, we do not believe that the ultimate resolution of these proceedings will have a material effect on our financial condition or results of operations.

Fuel Clause Lawsuit

        See "Part I, Item 1, Litigation" in our Annual Report on Form 10-K for the year ended December 31, 2004 for a discussion of the complaint filed by a group of ratepayers with the New Orleans City Council (the "Council") alleging that we and certain of our affiliates engaged in fuel procurement and power purchasing practices and included certain costs in our fuel adjustment charges that could have resulted in our customers being overcharged by more than $100 million over a period of years. On May 26, 2005, the Civil District Court for the Parish of Orleans, Louisiana ("CDC") affirmed the Council resolution that resulted in a refund to customers of $11.3 million, including interest, during the months of June through September 2004. On June 7, 2005, the plaintiffs appealed the CDC order to the Louisiana Fourth Circuit Court of Appeal.

FORWARD-LOOKING INFORMATION

        In this prospectus supplement and from time to time, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Those statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors (in addition to others described elsewhere in this prospectus supplement and in subsequent securities filings) include:

  •
  resolution of pending and future rate cases and negotiations, including various performance-based rate discussions, and other regulatory proceedings, including those related to Entergy's System Agreement and our utility supply plan;

  •
  our ability to manage our operation and maintenance costs;

  •
  the performance of our generating plants;

  •
  the prices and availability of power we must purchase for our utility customers;

  •
  changes in the financial markets, particularly those affecting the availability of capital and our ability to refinance existing debt and to fund investments;

  •
  actions of rating agencies, including changes in the ratings of debt and preferred stock, and changes in the rating agencies' ratings criteria;

  •
  changes in inflation, interest rates, and foreign currency exchange rates;

  •
  volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities;

  •
  changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, the establishment of a regional transmission organization that includes our service territory, and the establishment of market power criteria by the FERC;

  •
  changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities;

  •
  uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal;

  •
  changes in law resulting from proposed energy legislation;

  •
  changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances;

  •
  the economic climate, and particularly growth in our service territory;

  •
  variations in weather, hurricanes and other storms and disasters;

  •
  advances in technology;

  •
  the potential effects of threatened or actual terrorism and war;

  •
  the effects of litigation and government investigations;

  •
  changes in accounting standards, corporate governance and securities law requirements; and

  •
  our ability to attract and retain talented management and directors.

WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, our Current Reports on Form 8-K dated May 18, 2005 (filed May 19, 2005) and dated June 1, 2005 (filed June 14, 2005), and any future filings that we make with the SEC under the Securities Exchange Act of 1934 if the filings are made prior to the time that all of the bonds are sold in this offering. You can also find more information about us from the sources described under "Where You Can Find More Information" in the accompanying prospectus.

SELECTED FINANCIAL INFORMATION

        You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference.

	For the Twelve Months Ended
		December 31,
	March 31, 2005
		2004	2003	2002	2001
	(Unaudited)	(Dollars in Thousands)
Income Statement Data:
Operating Revenues	$757,367	$735,868	$654,016	$507,874	$630,850
Operating Income	54,973	57,939	27,918	17,350	7,050
Interest Expense (net)	14,945	15,367	15,641	21,110	17,958
Net Income (Loss)	26,694	28,072	7,859	(230)	(2,195)
Ratio of Earnings to Fixed Charges(1)	3.52	3.60	1.73	—(2)	—(3)
	As of March 31, 2005
	Amount	Percent
	(Unaudited, Dollars in Thousands)
Balance Sheet Data:
Common Stock and Paid-in Capital	$70,038	17.1%
Retained Earnings	89,319	21.9
Preferred Stock (without sinking fund)	19,780	4.8

Total Shareholders' Equity	179,137	43.8
First Mortgage Bonds(4)	229,912	56.2

Total Capitalization	$409,049	100.0%

(1)
"Earnings" as defined by Item 503(d) of Regulation S-K of the SEC represent the aggregate of (a) income before the cumulative effect of an accounting change, (b) taxes based on income, (c) investment tax credit adjustments—net and (d) fixed charges. "Fixed Charges" as defined by Item 503(d) of Regulation S-K of the SEC include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses.

(2)
Earnings for the twelve months ended December 31, 2002 were not adequate to cover fixed charges by $0.7 million.

(3)
Earnings for the twelve months ended December 31, 2001 were not adequate to cover fixed charges by $6.6 million.

(4)
Includes current maturities of first mortgage bonds of $30 million, which we intend to pay at maturity with the net proceeds of this offering. See "Use of Proceeds."

USE OF PROCEEDS

        We anticipate our net proceeds from the sale of the bonds will be approximately $29.7 million after deducting underwriting discounts and commissions and estimated offering expenses of $134,000. We will use the net proceeds we receive from the issuance and sale of the bonds, together with other available corporate funds, for the payment at maturity of $30 million in principal amount of our First Mortgage Bonds, 8.125% Series due July 15, 2005. Pending the application of the net proceeds, we will invest them in short term, highly liquid, high-rated money market instruments and/or the Entergy system money pool.

DESCRIPTION OF THE BONDS

Interest, Maturity and Payment

        We are offering $30 million of First Mortgage Bonds, 4.98% Series due July 1, 2010 under the mortgage described in the accompanying prospectus. We will pay interest on the bonds on January 1 and July 1 of each year, beginning on January 1, 2006. As long as the bonds are registered in the name of DTC or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day immediately preceding such interest payment date. Interest will accrue from the date that the bonds are issued or the most recent payment date to which interest has been paid or duly provided for. The bonds will be issued on the basis of property additions. As of April 30, 2005, approximately $107 million of first mortgage bonds could have been issued on the basis of retired bond credits and approximately $81 million on the basis of property additions. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of 5.98% per annum to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

        Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed. If any interest payment date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay.

Form and Denomination

        The bonds will be issued in denominations of $1,000 and integral multiples thereof. The bonds will be represented by a global certificate without coupons registered in the name of a nominee of DTC. As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, any premium, and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading "Description of the Bonds—Book-Entry Only Securities."

Optional Redemption of Bonds

        We may redeem the bonds, in whole or in part, at our option, on not less than 30 days' nor more than 60 days' notice, (i) at any time prior to July 1, 2006, at a redemption price equal to the greater of (a) 101% of the principal amount of the bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of (x) the present value of the payment on July 1, 2006 of the principal amount of the bonds being redeemed plus (y) the sum of the present values of the remaining scheduled payments of interest on the bonds being redeemed to July 1, 2006 (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.20%, and (ii) at any time on or after July 1, 2006, prior to maturity of the bonds, at a redemption price equal to 101% of the principal amount of the bonds being redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date.

        If we elect to partially redeem the bonds, the particular bonds to be redeemed shall be selected by the corporate trustee by such method as the corporate trustee shall deem fair and appropriate.

        If, at the time notice of redemption is given, the redemption monies are not held by the corporate trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received. Unless we default in payment of the applicable redemption price, on and after the redemption date, interest will cease to accrue on the bonds or the portions thereof called for redemption.

        We may apply cash we deposit under any provision of our mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series including the bonds offered by this prospectus supplement.

Certain Definitions

        "Adjusted Treasury Rate" means, with respect to any redemption date:

          (1)   the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after July 1, 2006, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

          (2)   if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

        "Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the corporate trustee is closed for business.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to July 1, 2006 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to July 1, 2006.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "DTC" means The Depository Trust Company.

        "Independent Investment Banker" means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time, or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means (i) Lehman Brothers Inc. and its successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

Redemption of Bonds at Option of Holders

        The terms of the franchise ordinances pursuant to which we provide electric and gas service to the City of New Orleans state that the City has a continuing option to purchase our electric and gas properties. If all or substantially all of our property subject to our mortgage is taken or acquired by the City of New Orleans or any instrumentality or designee thereof, upon the consummation of this taking or acquisition, we have agreed to direct the corporate trustee to send a written notice to each registered holder of bonds then outstanding stating that each such holder has the right to require us to redeem its bonds, in whole or in part, at the special redemption price of 101% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

        Upon the mailing of notice by the corporate trustee, each holder will have 45 days to deliver written notice to the corporate trustee of such holder's intent to have its bonds redeemed by us in accordance with the preceding paragraph on the 60th day following the date of the notice upon delivery and surrender of such bond. Only Cede & Co., DTC's nominee, as the registered holder of the bonds, may elect to have bonds so redeemed. Accordingly, beneficial owners that desire to elect to have bonds so redeemed must instruct the participant through which they own their interest to direct DTC to elect to have their bonds so redeemed on their behalf by sending the requisite written notice to the corporate trustee. In order to ensure that the corporate trustee receives the requisite written notice in a timely fashion, the applicable beneficial owner should consult the participant through which it owns an interest in the bonds for the participant's deadline for receiving instructions of this type. Participants may have different deadlines for accepting instructions from their customers.

Exchange or Redemption of Bonds upon Merger or Consolidation

        We have not waived our right under our mortgage to make an exchange offer for all outstanding first mortgage bonds under the circumstances described in the accompanying prospectus under the heading "Description of the Bonds—Redemption and Purchase—Exchange or Redemption upon Merger or Consolidation." Accordingly, if this type of exchange offer is made, holders of all outstanding first mortgage bonds, including the bonds, either must accept the exchange offer or tender their bonds to us for redemption at a redemption price of 100% of the principal amount of the bonds plus accrued and unpaid interest thereon to the redemption date.

No Sinking Fund

        The bonds are not subject to redemption under any sinking or improvement fund or any maintenance or replacement fund.

Dividend Covenant

        We will covenant that, so long as any bonds remain outstanding, we will not pay any cash dividends on common stock or purchase common stock after May 31, 2005, if, after giving effect to such dividend or purchase, the aggregate amount of such dividends or purchases after May 31, 2005 (other than dividends we have declared on or before May 31, 2005) exceeds credits to earned surplus after May 31, 2005 plus $150 million and plus such additional amounts as the SEC shall approve.

Additional Information

        For additional important information about the bonds, see "Description of the Bonds" in the accompanying prospectus, including:

    (1)
    additional information about the terms of the bonds, including security,

    (2)
    general information about our mortgage and the trustees,

    (3)
    a description of certain restrictions contained in our mortgage,

    (4)
    a description of events of default under our mortgage, and

    (5)
    the meaning of certain capitalized terms used but not defined in this prospectus supplement.

UNDERWRITING

        Under the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of the bonds set forth opposite its name below:

Name	Principal Amount
Lehman Brothers Inc.	$25,500,000
HVB Capital Markets, Inc.	3,000,000
Doley Securities, LLC	1,500,000

Total	$30,000,000

        Under the terms and conditions of the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds if any of the bonds are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the bonds may be purchased.

        The underwriters have advised us that they propose to offer all or part of the bonds directly to purchasers at the price to public set forth on the cover page of this prospectus supplement and to certain securities dealers at such price less a concession not in excess of 0.35% of the principal amount of the bonds. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of 0.20% of the principal amount of the bonds. After the bonds are released for sale to the public, the price to public and other selling terms may from time to time be varied by the underwriters.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        There is presently no trading market for the bonds and there is no assurance that a market will develop since we do not intend to apply for listing of the bonds on a national securities exchange. Although they are under no obligation to do so, the underwriters presently intend to act as market makers for the bonds in the secondary trading market, but may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

        In order to facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the bonds for their own account. In addition, to cover overallotments or to stabilize the price of the bonds, the underwriters may bid for, and purchase, the bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the bonds in the offering, if they repurchase previously distributed bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        It is expected that delivery of the bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day (T+5) following the date of this prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the bonds on the date of this prospectus supplement or the business day immediately following such date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds on the date of this prospectus supplement or the business day immediately following such date should consult their own advisors.

        Lehman Brothers Inc. will make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between Lehman Brothers Inc. and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from Lehman Brothers Inc. based on transactions conducted through the system. Lehman Brothers Inc. will make the securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

        Certain underwriters or their affiliates may engage, or have engaged, in various general financing and banking transactions from time to time with us or our affiliates. Affiliates of certain of the underwriters are lenders under certain Entergy system credit facilities.

EXPERTS

        The financial statements, the related financial statement schedule, and management's report on effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

        The legality of the bonds will be passed upon for us by Dawn A. Abuso, Senior Counsel—Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, and Thelen Reid & Priest LLP, New York, New York. The legality of the bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents our affiliates in connection with various matters. Thelen Reid & Priest LLP and Pillsbury Winthrop Shaw Pittman LLP may rely on the opinion of Dawn A. Abuso as to matters of Louisiana law relevant to their opinions. All legal matters pertaining to our organization, titles to property, franchises and the lien of the mortgage and all matters pertaining to Louisiana law will be passed upon by Dawn A. Abuso.

PROSPECTUS

$230,000,000
First Mortgage Bonds

ENTERGY NEW ORLEANS, INC.
1600 Perdido Street
New Orleans, Louisiana 70119
(504) 670-3600

We—
Q	May periodically offer our first mortgage bonds in one or more series; and
Q	Will determine the price and other terms of each series of first mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.
The Bonds—
Q	Will be secured by a mortgage that constitutes a first mortgage lien on substantially all of our property.
You—
Q	Will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of bonds only if accompanied by the prospectus supplement for that series. We will provide the specific terms of each series of bonds, including their offering prices, interest rates and maturities, in a supplement to this prospectus. Such supplement may also add, update, change or delete information in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in the first mortgage bonds involves risks. See "Risk Factors" beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these bonds or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may offer these securities directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

        March 30, 2004

Risk Factors

        You should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in "Forward-Looking Information" immediately following the risk factors.

        Ratepayers have instituted two proceedings against us in which we have significant potential exposure. A final adverse decision in either or both of these proceedings could result in a material decrease in our revenues and cash flow.

•
A group of residential and business ratepayers commenced a proceeding before the New Orleans City Council (the "Council") in which they allege that we overcharged ratepayers since 1975 in violation of limits on our rate of return allegedly established by ordinances passed by the Council in 1922 and that we should be required to refund between $240 and $825 million to our ratepayers. We filed testimony stating that we have charged only those rates authorized by the Council in accordance with applicable law and that no refund is therefore warranted. Discovery is ongoing; no date has been set for the hearing on the merits since the June 2002 date for the hearing on the merits was continued. The Council denied a motion filed by the plaintiffs seeking the recusal of the Council and the disqualification of the advisors representing the Council in this proceeding. The plaintiffs have appealed the ruling of the Civil District Court for the Parish of Orleans, Louisiana that upheld the denial of the motion by the Council, and that appeal is currently pending before the Louisiana Fourth Circuit Court of Appeal.

•
A group of ratepayers filed a complaint with the Council alleging that we and certain of our affiliates engaged in fuel procurement and power purchasing practices and included certain costs in our fuel adjustment charges that could have resulted in our customers being overcharged by more than $100 million over a period of years. In February 2004, the Council approved a resolution providing for a refund to customers totalling approximately $11.3 million, including interest, which amounts are to be credited to customers during the months of June through September 2004. Management believes that it has adequately provided for the liability associated with this proceeding as of December 31, 2003. The resolution concludes, among other things, that the record does not support an allegation that our actions or inactions, either alone or in concert with any of our affiliates, constituted a misrepresentation or a suppression of the truth made to obtain for us an unjust advantage or to cause loss, inconvenience or harm to our ratepayers. The plaintiffs have appealed this Council resolution to the Civil District Court for the Parish of Orleans, Louisiana ("CDC"). The plaintiffs had also filed a companion proceeding in CDC seeking damages for various alleged state law causes of action, including treble damages for alleged injuries arising from our alleged violation of Louisiana antitrust laws, based on factual allegations similar to the factual allegations that the plaintiffs made in their complaint filed with the Council. We will have an opportunity to file exceptions to the plaintiffs' allegations, asserting, among other things, that jurisdiction over these issues rests with the Council and the FERC. If necessary, at the appropriate time, we will raise our defenses to the antitrust claims. The companion suit in the CDC was stayed by stipulation of the parties pending a decision by the Council.

        Although we think that the allegations against us in these two proceedings are without merit and we intend to defend them vigorously, an adverse determination in either or both proceedings is possible. In view of the monetary amounts at issue, a final adverse determination may possibly result in a material decrease in our revenues and cash flow.

        In addition to these proceedings, the Council institutes from time to time inquiries into various matters concerning our business, financial condition, financial arrangements, and agreements. These inquiries are made in various forms and may include a letter or the initiation of a docketed proceeding.

        Adverse outcomes with respect to the appeal of our Rate Settlement Agreement with the Council or the FERC proceeding relating to the power purchase agreements comprising our resource plan could have a material adverse effect on our results of operations and financial condition.

        On May 15, 2003, the Council approved an agreement (the "Rate Settlement Agreement") with us that settled several matters pertaining to (1) our application for an increase in our electric and gas base rates, (2) our application for authorization to enter into certain contracts for the purchase of capacity and energy, and (3) the participation by the Council in a proceeding brought by it and the Louisiana Public Service Commission before the FERC concerning rough production cost equalization under the system agreement among us and certain of our affiliates (the "System Agreement"). The terms of the Rate Settlement Agreement with the Council provide for, among other things, the following:

•
an increase in our electric base rates by $18.4 million annually and an increase in our gas base rates by $11.8 million annually, that began with the first billing cycle in June 2003;

•
the implementation of separate formula rate plans for electric and gas services that will be in effect until 2005 and that provide for a midpoint return on equity of 11.25%, based upon a capital structure that includes a target equity component of 42%, and that provide for us to earn a return on equity between 10.25% and 12.25% for our electric operations and between 11.0% and 11.5% for our gas operations, with earnings in those ranges not resulting in a change in rates;

•
the implementation of a generation performance-based rate calculation in our electric fuel adjustment clause that will provide us with incentives to reduce our fuel and purchased power costs, such incentives being in the form of shared savings where we receive 10% of all such savings in excess of $20 million, based on a defined benchmark, subject to a limit of a 13.25% return on equity for our electric operations as provided for in the electric formula rate plan, and we bear 10% of any "negative" fuel and purchased power cost savings;

•
the authorization for us to enter into certain agreements, including a capacity purchase call option and three power purchase agreements (collectively, the "PPAs") with certain of our affiliates, such PPAs being subject to the approval of the FERC; and

•
the withdrawal by the Council as a complainant in the proceeding before the FERC concerning the System Agreement.

        In the resolution approving the terms of the Rate Settlement Agreement, the Council indicated that, if the Council decided in favor of the ratepayers in the first of the two proceedings described in the immediately preceding Risk Factor, the impact of any such decision on the Rate Settlement Agreement would have to be determined. The Council also indicated in such resolution that the terms and conditions of our PPAs authorized by the Rate Settlement Agreement are fundamental to the Rate Settlement Agreement and, as a result of a decision of the FERC in the proceeding concerning the System Agreement or any FERC order requiring a material change in the terms and conditions of the PPAs, the Council may initiate an investigation to determine what prospective action, if any, would be warranted by any such decision or order to preserve the benefits that were otherwise projected to accrue to ratepayers under the Rate Settlement Agreement.

        In accordance with the terms of the Rate Settlement Agreement, the Council filed on June 6, 2003 a notice of withdrawal as a complainant in the System Agreement proceeding before the FERC but will continue as an intervenor in the proceeding. On June 6, 2003, certain ratepayer-intervenors filed in the Civil District Court for the Parish of Orleans, Louisiana a petition for judicial review and appeal of the Council decision of May 15, 2003 approving the Rate Settlement Agreement. However, the rates established under the terms of the Rate Settlement Agreement remain in effect while the appeal is pending. We cannot predict the outcome of this appeal.

        On May 30, 2003, the FERC accepted for filing the PPAs with certain of our affiliates that comprise part of our resource plan, effective June 1, 2003, subject to refund, but established a hearing process to review the justness and reasonableness of the PPAs. Several parties have intervened or filed protests regarding the request-for-proposals process and the PPAs filed with the FERC, and the proceeding is set for hearing in June 2004. We cannot predict the outcome of this proceeding.

Forward-Looking Information

        From time to time we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Those statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that they will prove to be correct. Except to the extent required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those results expressed or implied in the statements. Some of those factors (in addition to other factors described elsewhere in this prospectus, any prospectus supplement, and subsequent securities filings) include:

•
resolution of future rate cases and negotiations and other regulatory decisions, including those decisions related to the System Agreement and our utility supply plan;

•
our ability to reduce our operation and maintenance costs, including the uncertainty of negotiations with unions to agree to such reductions;

•
the performance of our generating plants;

•
changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities;

•
the prices and availability of power that we must purchase for our utility customers;

•
changes in the financial markets, particularly those affecting the availability of capital and our ability to refinance existing debt and to fund capital expenditures;

•
actions of rating agencies, including changes in the ratings of debt and preferred stock;

•
changes in inflation and interest rates;

•
volatility and changes in markets for electricity, natural gas, and other energy-related commodities;

•
changes in utility regulation, including

•
the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization that includes our service territory;

•
changes in laws resulting from proposed energy legislation;

•
changes in environmental, tax and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances;

•
the economic climate, and particularly growth in our service territory;

•
variations in weather, hurricanes and other natural disasters;

•
advances in technology;

•
the potential impacts of threatened or actual terrorism and war;

•
the effects of litigation;

•
changes in accounting standards;

•
changes in corporate governance and securities law requirements; and

•
our ability to attract and to retain talented management and directors.

About this Prospectus

        This prospectus is part of a registration statement we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $230 million. This prospectus provides a general description of the bonds being offered. Each time we sell a series of bonds, we will provide a prospectus supplement containing specific information about the terms of that series of bonds and the related offering. It is important for you to consider the information contained in this prospectus and the related prospectus supplement together with additional information described under the heading "Where You Can Find More Information" in making your investment decision.

Entergy New Orleans, Inc.

        We are an electric and gas public utility company providing services to customers in New Orleans, Louisiana since 1926.

        We are owned by Entergy Corporation, which is a public utility holding company registered under the Public Utility Holding Company Act of 1935. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is the Grand Gulf Electric Generating Station.

        Capacity and energy from Grand Gulf is allocated among us, Entergy Arkansas, Inc., Entergy Louisiana, Inc., and Entergy Mississippi, Inc. under a Unit Power Sales Agreement. Our allocated share of Grand Gulf's capacity and energy, together with related costs, is 17%. Payments made by us under the Unit Power Sales Agreement are generally recovered through rates set by the City Council of the City of New Orleans, Louisiana, which regulates electric and gas service, rates and charges and issuances of securities.

        Together with Entergy Arkansas, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc., we own all of the capital stock of System Fuels, Inc. System Fuels, Inc. is a special purpose company that implements and maintains certain programs for the purchase, delivery and storage of fuel supplies for Entergy Corporation's utility subsidiaries.

        The information above is only a summary and is not complete. You should read the incorporated documents listed under the caption "Where You Can Find More Information" for more specific information concerning our business and affairs, including significant contingencies, our general capital requirements, our financing plans and capabilities, pending legal and regulatory proceedings, earnings coverage requirements under our Restatement of Articles of Incorporation, as amended, which limit the amount of additional preferred stock that we may issue, and earnings coverage and other requirements under our first mortgage.

Ratios of Earnings to Fixed Charges

        Our ratios of earnings to fixed charges, calculated pursuant to Item 503 of SEC Regulation S-K, are as follows:

Twelve Months Ended December 31,
2003	2002	2001	2000	1999
1.73	(a)	(b)	2.66	3.00

"Earnings," as defined by Regulation S-K, represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges.

"Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(a)
Our earnings for the twelve months ended December 31, 2002 were not adequate to cover fixed charges by $0.7 million.

(b)
Our earnings for the twelve months ended December 31, 2001 were not adequate to cover fixed chares by $6.6 million.

Where You Can Find More Information

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public on the Internet at the SEC's website (http://www.sec.gov) or you may read and copy any document at the SEC Public Reference Room located at:

450 Fifth Street, N.W.,
Room 1024,
Washington, D.C. 20549-1004.

        Call the SEC at 1-800-732-0330 for more information about the public reference room and requesting documents.

        The SEC allows us to incorporate by reference information that we file with the SEC, which means that we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below, and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of the registration statement, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the bonds:

1.
Our Annual Report on Form 10-K for the year ended December 31, 2003; and

2.
Our Current Report on Form 8-K dated February 20, 2004 (filed February 23, 2004).

        You may request a copy of any or all of these filings, free of charge, by writing or telephoning us at the following address:

Mr. Christopher T. Screen
Assistant Secretary
Entergy New Orleans, Inc.
P. O. Box 61000
New Orleans, Louisiana 70161
(504) 576-4212

or you may access this filing at our website (http://www.entergy.com). You may also direct your requests via e-mail to cscreen@entergy.com.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with information about us or the bonds. We are not, nor are any underwriters, dealers or agents, making an offer of the bonds in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus are accurate as of any date other than the date those documents were filed with the SEC.

Use of Proceeds

        The net proceeds from the offering of the bonds will be used either to repay, acquire or redeem one or more series of our outstanding bonds or preferred stock on their stated due dates or in some cases prior to their due dates, or for other general corporate purposes including the repayment of short term debt incurred in connection with our capital spending program. The specific purposes for the proceeds of a particular series of bonds or the specific securities, if any, to be redeemed with the proceeds of a series of bonds will be set forth in the prospectus supplement relating to that series.

Description of the Bonds

General

        The bonds will be issued under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of May 1, 1987 between us and The Bank of New York (successor to Harris Trust Company of New York and Bank of Montreal Trust Company), as corporate trustee, and Stephen J. Giurlando (successor to Mark F. McLaughlin and Z. George Klodnicki), as co-trustee. We refer to this 1987 Mortgage and Deed of Trust as the "mortgage" and to the corporate trustee and co-trustee as the "trustees." We refer to all first mortgage bonds issued or to be issued under the mortgage, including the first mortgage bonds offered by this prospectus, as "bonds."

        The statements in this prospectus concerning the bonds and the mortgage are not comprehensive and are subject to the detailed provisions of the mortgage. The mortgage and a form of supplemental indenture are exhibits to the registration statement of which this prospectus is a part. You should read these documents for provisions that may be important to you. The mortgage has been qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the first mortgage bonds. Wherever particular provisions or defined terms in the mortgage are referred to under this "Description of the Bonds," those provisions or defined terms are incorporated by reference in this prospectus.

Terms of Specific Series of the Bonds

        A prospectus supplement and a supplemental indenture relating to each series of bonds being offered by us will include a description of specific terms relating to the offering of that series. These terms will include some or all of the following:

•
The designation (or name) of the series of bonds;

•
The aggregate principal amount of the series;

•
The date on which the series will mature;

•
The interest rate the series will bear;

•
The date from which interest accrues;

•
The dates on which interest will be payable; and

•
The prices and other terms and conditions, if any, upon which the series may be redeemed prior to maturity.

        As of December 31, 2003, there were $230 million of bonds outstanding under the mortgage.

Security

        The bonds, together with all other bonds issued now or in the future under the mortgage, will be secured by the mortgage. The mortgage constitutes, in the opinion of our legal counsel, a first mortgage lien on substantially all of our property, subject to (1) excepted encumbrances, (2) minor defects and encumbrances customarily found in similar utility properties, but which do not materially impair the use of the property in the conduct of our business, (3) other liens, defects and encumbrances, if any, existing or created when we acquired the property and (4) limitations under bankruptcy law.

        Some of our properties are not covered by the lien of the mortgage; these include:

•
properties released under the terms of the mortgage;

•
cash and securities;

•
merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use;

•
automobiles, vehicles and aircraft;

•
timber, minerals, mineral rights and royalties; and

•
receivables, contracts, leases and operating agreements.

        The mortgage contains provisions that impose a lien on property acquired by us after the date of the mortgage, subject to pre-existing liens, and subject to limitations in the case of consolidation, merger or a sale of substantially all of our assets.

        The mortgage also provides that the trustees have a lien upon the mortgaged property, prior to the lien in favor of holders of the bonds, to ensure the payment of reasonable compensation, expenses and disbursements of the trustees and for indemnity against certain liabilities.

Issuance of Additional Bonds

        We can issue up to $10 billion in aggregate principal amount of bonds under the mortgage. Bonds of any series may be issued from time to time on the following bases: (a) 70% of property additions after adjustments to offset retirements; (b) retirements of bonds; or (c) the deposit of cash with the trustees. Deposited cash may be withdrawn upon the bases stated in clause (a) and (b) above. Property additions generally include electric, gas, steam or hot water property acquired after December 31, 1986. Property additions do not include securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas.

        With certain exceptions in the case of clause (b) above, the issuance of bonds must meet an "earnings" test. The adjusted net earnings for 12 consecutive months of the preceding 18 months, before income taxes, must be at least twice the annual interest requirements on all bonds outstanding at the time, plus the bonds to be issued, plus all indebtedness, if any, of prior rank. Generally, interest on variable interest rate bonds, if any, is calculated using the average rate in effect during such 12-month period.

        Net property additions available for the issuance of bonds at December 31, 2003 were approximately $121 million. Our earnings for the twelve months ended December 31, 2003 were sufficient for us to issue $10 million in new bonds under our mortgage (other than bonds issued to refund outstanding bonds).

        The mortgage contains restrictions on the issuance of bonds against property subject to prior liens.

        Other than the security afforded by the lien of the mortgage and the restrictions on the issuance of additional bonds described above, the mortgage contains no provisions that grant protection to bondholders in the event of a highly leveraged transaction. However, such a transaction would require regulatory approval from the New Orleans City Council.

Release and Substitution of Property

        Property other than the Municipalization Interest (as defined in the mortgage) may be released without applying any earnings test, upon the bases of (a) the deposit with the trustees of cash or, to a limited extent, purchase money mortgages; (b) property additions under the mortgage, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; and (c) a waiver of the right to issue bonds. We can withdraw cash upon the bases stated in clauses (b) and (c) above.

        Property owned by us on December 31, 1986 may be released from the lien of the mortgage on the basis of its depreciated book value. Unfunded property may be released without meeting the earnings test if, after its release, we would have at least one dollar in unfunded property that remains subject to the lien of the mortgage. All other property may be released on the basis of its cost, as defined in the mortgage.

Dividend Covenant

        Unless otherwise specified in a prospectus supplement, so long as any bonds of a particular series remain outstanding, we will not pay any cash dividends on common stock or repurchase common stock after a selected date close to the date of the original issuance of a series of bonds, except from credits to retained earnings accrued after such selected date plus an amount not to exceed $150 million, plus such additional amounts as shall be approved by the SEC under the Public Utility Holding Company Act of 1935. This does not include dividends that may be declared before such selected date.

Redemption and Purchase

General

        The prospectus supplement for a particular series of bonds will contain the terms and conditions, if any, for redemption prior to maturity.

Exchange or Redemption upon Merger or Consolidation.

        Although we do not currently have any plans to merge or consolidate with Entergy Louisiana, Inc., the mortgage provides that, in the event of such a merger or consolidation, we would have the right to offer to exchange all outstanding bonds for a like principal amount of the new merged or consolidated company's first mortgage bonds with the same interest rates, interest payment dates, maturity dates and redemption provisions. Unless we waive this right, the holders of outstanding bonds must either accept such first mortgage bonds in exchange for all or a portion of their bonds or tender to us for redemption any bonds not so exchanged. The redemption price applicable for these purposes to the bonds will be 100% of the principal amount plus accrued interest, unless otherwise provided in a prospectus supplement.

Defaults and Notice Thereof

        Defaults under the mortgage are defined to include:

(1)
default in the payment of principal;

(2)
default for 30 days in the payment of interest;

(3)
certain events of bankruptcy, insolvency or reorganization;

(4)
the continuation of a default in other covenants for 90 days after notice (unless we have in good faith commenced efforts to perform the covenant); and

(5)
default under a supplemental indenture.

        The corporate trustee or the holders of 25% in aggregate principal amount of the bonds may declare the principal and interest thereon to be due and payable on default. However, a majority of the holders may annul such declaration if we have cured the default. No holders of bonds may enforce the lien of the mortgage without giving the trustees written notice of a default and unless

a)
the holders of 25% in aggregate principal amount of the bonds have requested the trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the cost, expense and liabilities to be incurred thereby; and

b)
the trustees have failed to act.

The holders of a majority in aggregate principal amount of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustees or exercising any trust or power conferred upon the trustees. The trustees are not required to risk their funds or incur personal liability if a reasonable ground exists for believing that repayment is not reasonably assured.

Evidence Furnished to the Trustee

        Compliance with mortgage provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certifications by an engineer, accountant, appraiser or other expert (who in some cases must be independent) are required. We have agreed to provide to the trustees an annual statement as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding calendar year.

Modification

        The rights of holders of bonds may be modified with the consent of the holders of a majority in aggregate principal amount of the bonds. If less than all series of bonds are adversely affected by a modification, the consent of the holders of a majority in aggregate principal amount of the bonds adversely affected is required. No modification of the terms of payment of the principal of, and premium, if any, and interest on, the bonds and no modification affecting the lien of the mortgage or reducing the percentage required for modification is effective against any holder of bonds without such holder's consent.

Satisfaction and Discharge of Mortgage

        After we provide for the payment of all of the bonds (including the bonds offered by this prospectus) and after paying all other sums due under the mortgage, the mortgage may be satisfied and discharged. The bonds will be deemed to have been paid when money or Eligible Obligations (as defined below) sufficient to pay the bonds (in the opinion of an independent accountant in the case of Eligible Obligations) at maturity or upon redemption have been irrevocably set apart or deposited with the corporate trustee, provided the corporate trustee shall have received an opinion of counsel to the effect that the setting apart or deposit does not require registration under the Investment Company Act of 1940, does not violate any applicable laws and does not result in a taxable event with respect to the holders of the bonds prior to the time of their right to receive payment. "Eligible Obligations" means obligations of the United States of America that do not permit the redemption thereof at the issuer's option.

Book-Entry Only Securities

        The Depository Trust Company ("DTC") will act as securities depository for the bonds offered through this prospectus. The bonds will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC. One or more fully registered security certificates will be issued for each issue of the bonds, in the aggregate principal amount of such issue, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of security certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, the "Participants"). The DTC rules applicable to its Participants are on file with the SEC.

        Purchases of bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the bonds on the records of DTC. The ownership interest of each actual purchaser of each bond

("Beneficial Owner") is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in bonds, except in the event that use of the book-entry system for the bonds is discontinued.

        To facilitate subsequent transfers, all bonds deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the bonds; the records of DTC reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the bonds, such as redemptions, tenders, defaults, and proposed amendments to the mortgage. For example, Beneficial Owners of bonds may wish to ascertain that the nominee holding the bonds for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the corporate trustee and request that copies of notices be provided directly to them.

        Redemption notices shall be sent to DTC. If less than all the bonds within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to bonds unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts bonds are credited on the record date, identified in a listing attached to the omnibus proxy.

        Redemption proceeds, principal payments, interest payments, and any premium payments on the bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us or the corporate trustee on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with bonds held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the corporate trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest, and any premium on the bonds to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of either the corporate trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

        A Beneficial Owner shall give notice to elect to have its bonds purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such bonds by causing the Direct Participant to transfer the interest of the Participant in the bonds, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of bonds in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the bonds are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered bonds to the DTC account of the tender or remarketing agent.

        DTC may discontinue providing its services as depository with respect to the bonds at any time by giving reasonable notice to the corporate trustee or us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, security certificates will be printed and delivered.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Experts

        The financial statements and related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Legality

        The legality of the bonds will be passed upon for us by Mark G. Otts, Senior Counsel—Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, and Thelen Reid & Priest LLP, New York, New York, and for any underwriters, dealers or agents by Pillsbury Winthrop LLP, New York, New York. Thelen Reid & Priest LLP and Pillsbury Winthrop LLP may rely on the opinion of Mark G. Otts as to matters of Louisiana law relevant to their opinions. All legal matters pertaining to the Company's organization, titles to property, franchises and the lien of the mortgage and all matters pertaining to Louisiana law will be passed upon by Mark G. Otts.

        The statements in this Prospectus as to matters of law and legal conclusions made under "Description of the Bonds" have been reviewed by Mark G. Otts and are set forth herein in reliance upon the opinion of said counsel and upon his authority as an expert.

Plan of Distribution

Methods and Terms of Sale

        We may use a variety of methods to sell the bonds, including:

(a)
through one or more underwriters or dealers;

(b)
directly to one or more purchasers;

(c)
through one or more agents; or

(d)
through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the bonds will describe the terms of the offering of the bonds, including

•
the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

•
the initial public offering price;

•
any underwriting discounts and other items constituting underwriters' compensation;

•
the proceeds to us from such sale; and

•
any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

        If we sell the bonds through underwriters, the underwriters will acquire the bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page. In connection with the sale of bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase the bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

        The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

        Any underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the bonds to be higher than it would be if these transactions had not occurred.

Agents

        If we sell the bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the bonds, as well as any commissions we will pay to them. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

        We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933.